Exhibit 10.7

September 20, 2016

By hand delivery

Dr. Paul Ashton

Dear Paul:

As we have discussed, you have resigned from pSivida Corp. (the “Company”) as Chief Executive Officer and as a member of the Board of Directors of the Company effective September 14, 2016, and as a result your employment with the Company will terminate, effective as of September 14, 2016 (the “Separation Date”). The purpose of this letter (this “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1. Termination of Employment. Effective as of the Separation Date your employment with the Company will terminate and you will cease to serve in any and all officer positions you hold with the Company or any of its Affiliates, any and all memberships you hold on any board of directors or any other governing board of the Company or any of its Affiliates, and any and all memberships you hold on any of the committees of any such boards.

2. Final Salary and Vacation Pay. You acknowledge that, on or before the Separation Date, you will receive pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you have earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

3. Severance Benefits. In consideration of your signed acceptance of this Agreement and subject to your meeting in full your obligations under it, including signing an effective Release (as defined below) and complying with the Continuing Obligations (as defined below), you will receive the following severance benefits:

(a) The Company will pay you the amount of $543,016.22, which is equal to (i) one year of your base salary of $477,409.00, as in effect on the Separation Date, plus (ii) $65,607.22, which reflects a pro-rata portion of the Maximum Bonus (as defined in the letter agreement between you and the Company dated October 31, 2008 (the “Employment Agreement,” attached hereto as Exhibit A)) you would be eligible to receive in 2016 (collectively, the “Cash Severance Benefits”). The Cash Severance Benefits will be paid in a lump sum on the first scheduled payroll date of the Company following the latest of (x) the Separation Date, (y) the date the Company receives the Release, and (z) the date the revocation period specified in the Release expires.

(b) Provided you timely elect to continue medical and dental coverage under COBRA, the Company will contribute toward your medical and dental benefits at the same rate as it contributes to medical and dental coverage for the Company’s other executive-level employees for twelve (12) months following the Separation Date (the “COBRA Benefits”). In addition, the Company will pay you a cash amount equal to the premium cost that the Company would incur to provide you life and disability insurance coverage for twelve (12) as the rates in effect on the Separation Date (the “Benefits Payment”).

(c) 180,100 of the Options (as defined below) will immediately vest in full upon the Separation Date. The accelerated vesting described in this Section 3(c), collectively with the Cash Severance Benefits, the COBRA Continuation, and the Benefits Payment are referred to herein in as the “Severance Benefits.”

4. Acknowledgement of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Section 2 and Section 3 of this Agreement, and the vesting of the Options under Section 3(c), are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.

(b) All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5. Status of Employee Benefits, Paid Time Off, Expenses, and Equity Awards.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under the federal law known as “COBRA” or similar applicable law, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You acknowledge that you will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Within two (2) weeks following the Separation Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c) You acknowledge and agree that as of the Separation Date, you will hold 1,441,780 options to purchase common stock of the Company, 1,235,530 of which will be vested as of the Separation Date (taking into account the accelerated vesting under Section 3(c) above), and 206,250 of which will be unvested as of the Separation Date (the “Options”). You further acknowledge and agree that each of the Options that is vested as of the Separation Date will remain outstanding and exercisable until the date that is twelve (12) months following the Separation Date, and each of the Options that is unvested as of the Separation Date will automatically terminate upon your termination of employment. In addition, you acknowledge and agree that the fiscal year 2017 award to you of 445,000 options to purchase common stock of the Company that was subject to approval by the stockholders of the Company will automatically terminate upon your termination of employment.

6. Continuing Obligations, Confidentiality and Non-Disparagement.

(a) You acknowledge that you continue to be bound by your obligations under the Employment Agreement and the Non-Competition Agreement between you and the Company dated October 3, 2005 (the “Non-Competition Agreement,” attached hereto as Exhibit B) that survive the termination of your employment by necessary implication or the terms thereof (the “Continuing Obligations”). For the avoidance of doubt, you acknowledge and agree that your resignation constitutes a termination of employment covered by Section 3(b) of the Non-Competition Agreement. Nothing in this Agreement or the Continuing Obligations limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b) Subject to Section 5(a) of this Agreement and as expressly provided in the Release, you agree that you will not disclose this Agreement or any of its terms or provisions, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others, provided you may disclose the existence of, but not the terms of, this Agreement. However, the foregoing non-disclosure obligation shall not apply to the extent this Agreement or any agreement referenced herein is publicly filed.

7. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that, except as may otherwise be agreed in writing by the Company, you will return to the Company, on or after the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will terminate as of the Separation Date, you represent and warrant that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including, without limitation, the electronic mail system, and you agree that you will not do so. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates. For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

8. Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including, but not limited to, all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

9. General Release of Claims. In exchange for the Severance Benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you agree to sign and not revoke the general release of claims attached hereto as Exhibit C (the “Release”) by the time period specified therein. You further acknowledge and agree that a signed and unrevoked Release is an express condition to your receipt and retention of the Severance Benefits.

10. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chairman of the Board of Directors of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(c) The obligation of the Company to make payments or provide benefits to you or on your behalf under Section 3 of this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Continuing Obligations.

(d) This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

Formalities aside, I want to take this opportunity to thank you for all of your efforts on behalf of the Company and to wish you well in your future endeavors.

Sincerely,
pSivida Corp.

By:	/s/ David J. Mazzo
David J. Mazzo, Ph.D.
Chairman of the Board of Directors

Accepted and agreed:

Signature:	/s/ Paul Ashton
Paul Ashton, Ph.D.

Date:	September 20, 2016

Exhibit A

Employment Agreement

PSIVIDA CORP.

October 31, 2008

Dr. Paul Ashton

76 Page Road

Newton, MA 02460

Dear Dr. Ashton:

On behalf of the Board of Directors of pSivida Corp., a Delaware corporation (the “Company”), I am pleased to offer you, Paul Ashton (referred to herein as “you” or “Executive”) the following employment agreement pursuant to this letter (the “Agreement”):

1. Employment: The Company agrees to employ you, and you agree to serve in the Company’s employ, on and subject to the terms and conditions hereinafter set forth.

2. Duties and Responsibilities: You will hold the title of and will serve as (i) Managing Director an executive officer position with ultimate executive authority in the management team reporting directly to the Board of Directors of the Company, You agree to work full-time at your positions with the Company and to devote your entire working time, skill, attention and best efforts to the discharge of your duties and responsibilities and to promoting the best interests of the Company. Participation in charitable and professional organizations is allowed so long as such activities do not interfere with your duties and responsibilities or compete with the business and activities of the Company, as further set forth in that certain Non-Competition Agreement, dated October 3, 2005, between you and the Company (the “Non-Competition Agreement”).

3. Term: The term of your employment will be from the date hereof until such time as your employment is terminated by mutual consent of the parties or in accordance with, and subject to the obligations set forth in, Section 8.

4. Compensation: You shall receive compensation commensurate with that received by the other Executive Directors of the Company, including without limitation the following initial terms:

(a) Base Salary: Your base salary as of the date hereof will be Three Hundred Thousand Dollars ($300,000) per year (the “Base Salary”), payable in accordance with the policies and procedures of the Company or the Subsidiary, as the case may be, as in effect from time to time. The Company will review your Base Salary on an annual basis and may elect to increase (but not decrease) it pursuant to such review.

(b) Bonus: In addition to your base salary, you will be eligible to receive an annual cash bonus in an amount to be determined by the Company’s Board of Directors (the “Bonus”).

(c) Stock Options: You will be eligible to participate in the Company’s Employee Share Option Plan in accordance with the terms and guidelines thereof. The issuance of options and shares thereunder shall be subject to the approval of the Board of Directors or shareholders of the Company. Notwithstanding the foregoing, the Company agrees that you will receive grants of stock options commensurate with those received by other Executive Directors of the Company. In addition, as soon as practicable after the execution of this Agreement, you will be granted stock options to purchase 500,000 of the Company’s ordinary shares at an exercise price of 0.92 Australian dollars per share. Except as provided in Section 8(c), these options shall vest in accordance with the vesting schedule described below, subject to the Company achieving certain milestones that the parties shall determine by mutual agreement, and once vested shall be exercisable (unless earlier terminated) until December 31, 2010.

Number of Ordinary Shares	Vesting Schedule
250,000	December 31, 2006
250,000	December 31, 2007

The initial terms set forth above shall be subject to review and adjustment on an annual basis to ensure that your overall compensation package is commensurate with the compensation package, including base salary, bonus and stock options grants, of other Executive Directors of the Company.

5. Expenses: You shall be reimbursed for reasonable business-related expenses in accordance with applicable policies and procedures of the Company or the Subsidiary, as the case may be, as in effect from time to time.

6. Vacation, Fringe Benefits and Indemnification: You will be entitled to four (4) weeks’ paid vacation per calendar year and fringe benefits in accordance with the policies of the Subsidiary, which benefits shall include (i) participation in any employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including the 401(k) savings plan adopted or maintained by the Subsidiary, made generally available to executives of the Subsidiary and (ii) participation in any health insurance, disability insurance, group life insurance or any other employee welfare benefit plan within the meaning of Section 3(1) of ERISA made generally available to executives of the Subsidiary. The Company and the Subsidiary will provide you with indemnification to the fullest extent permitted under the applicable Certificate of Incorporation, By-Laws, Constitution or other governing documents of the Company or the Subsidiary, as the case may be.

7. Taxes: All payments made to you pursuant to this Agreement or otherwise in connection with your employment shall be subject to the usual withholding practices of the Company or the Subsidiary, as the case may be, and will be made in compliance with existing federal and state requirements regarding the withholding of taxes.

8. Termination and Severance Benefits: Either you or the Company may at any time terminate your employment with the Company and the Subsidiary after giving two weeks’ notice to the other party, provided that the parties discharge their respective obligations as set forth in this Section 8 and elsewhere in this Agreement.

(a) Termination Upon Death or Disability: If you cease to be an employee of the Company and the Subsidiary as a result of death or Disability, the Company will have no further obligation or liability to you hereunder other than for (i) Base Salary earned and unpaid at the date of termination, (ii) Bonus earned (i.e. all targets or other requirements necessary to receive the Bonus have been met) but unpaid at the date of termination, if any, and (iii) compensation for accrued vacation, if any (the “Accrued Obligations”). However, nothing in this Agreement shall adversely affect your rights or those of your family or beneficiaries under any applicable plans, policies or arrangements of the Company or the Subsidiary.

(b) Termination by the Company for Cause or by You Without Good Cause: If the Company terminates your employment for Cause (as defined in Section 8(d)) or if you terminate your employment other than for Good Cause (as defined in Section 8(d)), the Company and the Subsidiary shall have no further obligation or liability to you hereunder other than for payment of the Accrued Obligations.

(c) Termination by the Company Without Cause or by You for Good Cause: If the Company terminates your employment other than for Cause, or you terminate your employment for Good Cause, then, in addition to payment of the Accrued Obligations, you shall receive the following:

(i) The Company will pay you, within thirty (30) days following the later of (a) the termination of employment, or (b) the date you deliver to the Company a release of claims in accordance with Section 8(e), a lump-sum cash amount equal to the sum of (x) an amount equal to one year’s then-current Base Salary plus (y) a pro rata portion (based on the number of weeks worked in the year of termination) of the Maximum Bonus (as defined in Section 8(d)) that would otherwise be payable to you in the year that the termination occurs, if any (the “Severance Payment”). The parties acknowledge and agree that the obligation to pay the Severance Payment is solely that of the Company and that none of the directors or officers of the Company or the Subsidiary shall have any personal liability with respect thereto. You understand that payments to be made to you pursuant to Section 3(c) of the Non-Competition Agreement shall be offset against (and consequently reduced by) any payments made to you hereunder, on a dollar-for-dollar basis.

(ii) The Company will continue, for a period of twelve (12) months after termination, to provide you with medical benefits under (as the case may be) the Company’s or the Subsidiary’s group medical plan, life insurance arrangements and disability arrangements equivalent to those provided to executive-level employees. To the extent that the Company is unable to provide such benefits to you under its existing plans and arrangements, the Company will pay you cash amounts equal to the cost the Company or the Subsidiary would have incurred to provide those benefits.

(iii) Notwithstanding the terms of any awards of stock options or restricted stock, all options to purchase Company stock held by you will automatically and immediately vest and become exercisable upon such termination and remain exercisable for a period of six (6) months thereafter (except that incentive stock options shall be exercisable for only three (3) months thereafter), and all restricted stock held by you pursuant to the restricted stock plans or arrangements of the Company shall automatically and immediately vest and no longer be subject to forfeiture.

(iv) Notwithstanding any other provision of this Agreement, should any benefit payment that is described in this subsection (c) be subject to Section 409A of the Internal Revenue Code of 1986 as amended, the Company is authorized to make payments in a manner that complies with the requirements of Section 409A. However, in the event that one or more provisions of Section 409A is violated, the Company shall not be responsible for the payment of any tax liability, penalties or interest that are imposed upon you as a result of said violation, nor shall the Company be under any obligation to make you whole or otherwise compensate you for such additional liability.

(d) Definitions: The following terms shall have the meanings set forth below:

“Cause” shall mean, in respect of the termination of your employment by the Company, (a) willful malfeasance, gross misconduct or gross negligence in your performance of the duties of your position that has a material adverse effect on the Company or the Subsidiary, (b) the material breach by you of this Agreement or of Sections 3(a), 4, 5 or 6 of the Non-Competition Agreement, (c) fraud or dishonesty by you with respect to the Company, the Subsidiary or your employment, (d) your conviction of any crime that involves deception, fraud or moral turpitude or any felony (including, in each case, entry of a guilty or nolo contendere plea and excluding traffic violations or similar minor offenses), or (e) your repeated or prolonged absence from work other than for illness, Disability or authorized vacation. The Company may treat a termination of your employment as termination for Cause only after (i) giving you written notice of the intention to terminate for Cause, including a description of the conduct that the Company believes constitutes the basis for a Cause termination, and of your right to a hearing by the Company’s Board of Directors, (ii) in the event of a termination under clause (a), (b) or (e) above, providing you with a 30-day period in which to cure the conduct giving rise to the Company’s notice of a Cause termination, unless, with respect to clause (a) and (b) above, (I) in the Company’s reasonable judgment, protective action inconsistent with such cure period (e.g., immediate termination) is necessary to avoid harm to the Company of the Subsidiary or (II) the Company reasonably determines that your conduct is egregious, in which event, the Company may shorten the cure period or terminate your employment immediately (subject to the requirements set forth in clauses (iii) and (iv) below), (iii) at least 30 days after giving the notice, conducting a hearing by the Board at which you may be represented by counsel, and (iv) giving you written notice of the results of the hearing and the factual basis for the Board’s determination of Cause, which shall require a vote of a majority of the members of the Board then in office other than yourself. Except in connection with your opportunity, if any, to cure the conduct giving rise to the Company’s notice of termination for Cause as set forth in clause (ii) above, nothing in the foregoing sentence shall prevent the Company from terminating your employment pending any determination of Cause as set forth in the foregoing sentence, any such determination shall be retroactive to the date of termination, and the Company shall not be obligated to compensate you hereunder for the period from such termination until such time, if any, as the Company’s Board of Directors determines that such termination was not for Cause. Notwithstanding the foregoing, Cause shall not include an act or failure to act based on authority given pursuant to a resolution duly adopted by the Company’s Board of Directors or based on the advice of the Company’s General Counsel or willful failure due to incapacity resulting from Disability or any actual or anticipated failure after you provide written notice of a termination for Good Cause.

“Disability” shall mean physical or mental incapacity of a nature which prevents you, in the professional judgment of your physician or, at the Company’s election, a board-certified physician mutually agreed upon by the Company and you, from performing the essential functions of your position with the Company or the Subsidiary with or without a reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days during any consecutive 12-month period.

“Good Cause” shall mean, in respect of the termination of your employment by you, (i) failure by the Company to maintain you in the position of Managing Director (ii) a material diminution of your duties and responsibilities in such position or a material diminution of your authority with respect to such position, as described in Section 2 hereof, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you, (iii) a breach by the Company of any material term of this Agreement or the Non-Competition Agreement, or (iv) relocation of your principal place of work to a location more than thirty (30) miles from your address as set forth in Section 10 below without your prior consent. You may treat a resignation from employment as termination for Good Cause only after (a) giving the Company written notice of the intention to terminate for Good Cause, (b) providing the Company at least 30 days after receipt of such notice to cure the conduct or action giving rise to Good Cause, unless, with respect to clause (i) and (ii), you reasonably determine that the Company’s conduct is egregious and has resulted in significant, irreparable harm to you, in which event, you may shorten the cure period or terminate your employment immediately, and (c) if applicable, the Company has failed to cure the action or conduct giving rise to Good Cause during the 30 day cure period. Notwithstanding anything herein to the contrary, a change in your title from Managing Director to Chief Executive Officer shall not constitute Good Cause.

“Maximum Bonus” shall mean your bonus for the year in which termination occurs, calculated on the assumption that all targets and formulas for determining such bonus have been met If no such targets or formulas have been established, then the Maximum Bonus shall be the total bonus you were eligible to receive during the preceding fiscal year, calculated on the assumption that all targets and formulas for determining such bonus have been met. The Maximum Bonus (A) payable upon termination shall be reduced by any bonus payments relating to services performed in the year in which termination occurs that (1) have already been paid to you as of the date of termination, (2) are payable to you as an Accrued Obligation hereunder, or (3) could have been earned during the year in which termination occurs but that were not so earned because of the failure to achieve targets or formulas which are no longer able to be achieved, and (B) shall not include any bonus paid or payable in the year in which termination occurs to the extent such payment represents payment for services rendered in a prior year. By way of illustration and not limitation, if you are paid a bonus on February 18, 2008 relating to your performance during all or part of the 2007 calendar year and you are later terminated without Cause on August 31, 2008, the Maximum Bonus payment due upon termination will not be reduced by the bonus payment received on February 15, 2008, nor shall the amount of the February 15, 2008 bonus be included as part of the Maximum Bonus, because such payment relates to services rendered in the year preceding the year in which termination occurs. If you are paid a bonus on July 15, 2008 relating to your performance during the first and/or second quarter of the 2008 calendar year and are later terminated without Cause on August 31, 2008, the Maximum Bonus payment due upon termination will be reduced by the bonus payment received on July 15, 2008 because such payment relates to services rendered in the year in which termination occurs, and if you do not receive a bonus for the first and/or second quarter of the 2008 calendar year because quarterly performance objectives had not been achieved, the amount of such bonus that could have been earned shall not be included in determining the Maximum Bonus.

(e) Release: Notwithstanding anything to the contrary contained in this Agreement, in order for you to be eligible for any severance benefits under this Section 8, you must execute and deliver to the Company (and not revoke within seven (7) days of executing) the release of claims in the attached as Exhibit A hereto.

9. Non-Disparagement: You will not at any time during or after the term of your employment hereunder make any statement to any person, including, without limitation, employees, customers, suppliers or competitors of the Company or the Subsidiary, that is derogatory or negative about the Company or the Subsidiary or their respective affiliates or any statement regarding the future plans of the Company. This Section 9 will not apply to any statements made by you (i) in support of any claim or defense asserted by you in any mediation, arbitration or litigation process or proceeding between you and the Company or the Subsidiary and (ii) made only within the specific forum (i.e. arbitral tribunal, courtroom) in which such mediation, arbitration or litigation is taking place.

10. Notices: Any notices required or permitted to be sent under this Agreement shall be effective when delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Attn: General Counsel, pSivida Corp.

With a copy to:

Ropes & Gray One International Place Boston, MA 02110-2624 Attn: Mary Weber

If to Executive:

Paul Ashton

76 Page Road

Newton, MA 12460

Either party may change its address for receiving notices by giving notice to the other party.

11. Waiver: The failure of either party to enforce any of the provisions of this Agreement shall not be deemed a waiver thereof. No provision of this Agreement shall be deemed to have been waived or modified unless such waiver or modification shall be in writing and signed by both parties hereto.

12. Arbitration: All controversies and disputes between or among any of the parties hereto arising out of or in connection with the interpretation, performance or enforcement of this Agreement, whether based on federal, state or foreign law and whether grounded in common law or statutory law, shall be settled exclusively by arbitration conducted as provided herein, and otherwise in accordance with the National Employment Rules of the American Arbitration Association.

(a) Procedure: The arbitration shall be administered by the American Arbitration Association, as follows:

(i) the arbitration shall be conducted in Boston, Massachusetts by a panel of three (3) arbitrators, jointly selected by the parties, except that if the parties are unable to agree on all three arbitrators within fifteen (15) days after demand for arbitration has been made (or such later time as the parties may agree), the arbitration shall be conducted by three (3) arbitrators as are selected in accordance with the applicable rules of the American Arbitration Association;

(ii) final decision shall be by a majority of the arbitrators, which arbitrators shall prepare and deliver a written reasoned award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; and

(iii) all costs and fees relating to the arbitration shall be borne by the losing party, except that if the arbitrators determine that any party has prevailed in part and lost in part, the costs and fees relating to the arbitration shall be allocated between the parties as equitably determined by the arbitrators.

(b) Refusal to Arbitrate: The failure or refusal of any party to submit to arbitration shall be deemed a breach of this Agreement. If a party seeks and secures judicial intervention requiring enforcement of this Section 12, such party shall be entitled to recover from the other party in such judicial proceeding all costs and expenses, including reasonable attorneys’ fees, that it was thereby required to incur.

(c) Sole Procedure: The procedures specified in this Section 12 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that a party, without prejudice to the above procedures, may seek a preliminary injunction or other equitable relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the parties will continue to participate in good faith in the procedures specified in this Section 12.

13. No Duty to Mitigate; No Offset: Benefits payable under this Agreement as a result of termination of your employment will be considered severance pay in consideration of your past services and your continued service or obligations from and after the date of execution of this Agreement, and your entitlement thereto will neither be governed by any duty to mitigate your damages by seeking further employment or offset by any compensation you may receive from other employment following the date of your termination of employment. Notwithstanding the foregoing, you agree that the Company may cease its payment for, or provision of, one or more of the continued benefits under Section 8(c)(ii) during the twelve month period following the date of your termination from employment to the extent that you obtain comparable benefit coverage with another employer. This provision shall be applied in an ad seriatim basis so that the Company may only cease payment of those comparable benefits that you obtain with another employer. You agree to notify the Company as soon as practicable in the event that you obtain comparable coverage or benefits during the period noted above and you acknowledge that the Company’s obligation to continue payment for, or provision of, benefits shall cease from and after the date you obtain comparable coverage.

14. Successors: This agreement shall inure to and be binding upon the Company’s successors and assigns. The Company shall require any successor to all or substantially all of the business or assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, to expressly assume this Agreement. This Agreement is not otherwise assignable by the Company or you.

15. Rights of Survivors: If you die after becoming entitled to benefits under this Agreement following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to your designated beneficiary or, if no such beneficiary has been designated, to your estate, (b) all applicable insurance coverage will be provided to your family as though you had continued to live, to the extent permitted under the plans, and (c) any stock options that become exercisable under Section 8 will be exercisable by the beneficiary or, if none, the estate.

16. Entire Agreement; Termination: This Agreement together with the Non-Competition Agreement shall constitute the entire agreement of the parties pertaining to this subject matter and shall supersede all prior agreements, representations and understandings of the parties with respect to such subject matter. Any and all employment, severance, compensation, or other agreements and arrangements between the Executive and the Company or the Subsidiary, whether dating from before or after the Company’s acquisition of the Subsidiary (including, without limitation, the Severance Agreement, dated February 20, 2004, between the executive and the Subsidiary, as amended, and the Amended and Restated Change of Control Agreement, dated August 17, 2004, between the Executive and the Subsidiary) are hereby terminated and of no further force and effect, and no parties shall have any further rights, obligations or liabilities thereunder; provided, however, that the Retention Agreement, dated September 29, 2005, between the Executive, the Subsidiary and the Company shall remain in full force and effect. The parties hereto acknowledge and agree that this Agreement satisfies the Company’s obligations under Section 2(b) of the Non-Competition Agreement.

17. Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainings nevertheless shall continue in full force and effect without being impaired or invalidated in any manner.

18. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties agree that any action to enforce the terms of this Agreement shall be commenced in, and subject to the exclusive jurisdiction of, Suffolk County, Boston, Massachusetts.

[Signature Page to Immediately Following]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

PSIVIDA, Corp.

By:	/s/ David Mazzo

Name: David J. Mazzo, Ph.D.
Title: Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Paul Ashton
Name: Paul Ashton

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the Employment Agreement between myself and pSivida Corp. (the “Company”) dated as of                     , 2005 (the “Agreement”), which benefits are subject to my signing of this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, the Subsidiary (as defined in the Agreement), its other subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or the Subsidiary or any of its other subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement and (ii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, Constitution, By-Laws or other governing documents of the Company or the Subsidiary.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date Signed:

Exhibit B

Non-Competition Agreement

NON-COMPETITION AGREEMENT

IN CONSIDERATION of and as a condition to my (i) receiving consideration pursuant to the terms of the Agreement and Plan of Merger, dated October 3, 2005 (the “MERGER AGREEMENT”) by and among pSivida Limited (“PARENT”), pSivida Inc. and Control Delivery Systems, Inc. (the “COMPANY”), and (ii) receiving an offer of employment with Parent consistent with the terms set forth in Section 2(b) below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I, Paul Ashton (referred to herein as “I”, “ME” or as “EXECUTIVE”), agree with Parent as follows:

1. DEFINITIONS.

(a) “AGREEMENT” shall mean this Non-Competition Agreement.

(b) “CAUSE” shall mean, in respect of the termination of Executive’s employment by Parent, (a) willful malfeasance, gross misconduct or gross negligence in the performance by Executive of the duties of his position that has a material adverse effect on the Parent, (b) the material breach by Executive of Sections 3(a), 4, 5 or 6 of this Agreement, (c) fraud or dishonesty by Executive with respect to Parent or any of its affiliates or his employment, (d) Executive’s conviction of any crime that involves deception, fraud or moral turpitude or any felony (including, in each case, entry of a guilty or nolo contendere plea, and, excluding traffic violations or similar minor offenses), or (e) repeated or prolonged absence from work by Executive other than for illness, Disability or authorized vacation. Parent may treat a termination of Executive’s employment as termination for Cause only after (i) giving Executive written notice of the intention to terminate for Cause, including a description of the conduct that the Parent believes constitutes the basis for a Cause termination, and of his right to a hearing by Parent’s Board of Directors (the “Board”), (ii) in the event of a termination under clause (a), (b) or (e) above, providing Executive a 30-day period in which to cure the conduct giving rise to the Parent’s notice of a Cause termination, unless, with respect to clause (a) and (b) above, (I) in Parent’s reasonable judgment, protective action inconsistent with such cure period (e.g., immediate termination) is necessary to avoid harm to Parent or (II) Parent reasonably determines that Executive’s conduct is egregious, in which event, Parent may shorten the cure period or terminate Executive’s employment immediately (subject to the requirements set forth in clauses (iii) and (iv) below), (iii) at least 30 days after giving the notice, conducting a hearing by the Board at which Executive may be represented by counsel, and (iv) giving Executive written notice of the results of the hearing and the factual basis for the Board’s determination of Cause, which shall require a vote of a majority of the members of the Board then in office other than Executive. Except in connection with Executive’s opportunity, if any, to cure the conduct giving rise to Parent’s notice of termination for Cause as set forth in clause (ii) above, nothing in the foregoing sentence shall prevent Parent from terminating Executive’s employment pending any determination of Cause as set forth in the foregoing sentence, any such determination shall be retroactive to the date of termination, and Parent shall not be obligated to compensate Executive hereunder for the period from such termination until such time as a determination by Parent’s Board of Directors that such termination was not for Cause. Notwithstanding the foregoing, cause shall not include an act or failure to act based on authority given pursuant to a resolution duly adopted by the Board or based on the advice of Parent’s General Counsel or willful failure due to incapacity resulting from Disability or any actual or anticipated failure after Executive provides written notice of a termination for Good Cause.

(c) “CLOSING” shall have the meaning set forth in the Merger Agreement.

(d) “DEVELOPMENTS” shall have the meaning set forth in Section 5(a).

(e) “DISABILITY” shall mean physical or mental incapacity of a nature which prevents Executive, in the professional judgment of Executive’s physician or, at Parent’s election, a board-certified physician mutually agreed upon by Parent and Executive, from performing the essential functions of Executive’s position with Parent with or without a reasonable accommodation for a period of ninety (90) consecutive days or one hundred eighty (180) days during any consecutive 12-month period.

(f) “EFFECTIVE TIME” shall have the meaning set forth in the Merger Agreement.

(g) “GOOD CAUSE” shall mean, in respect of the termination of Executive’s employment by Executive, (i) failure by Parent to maintain Executive in the positions of Head of R&D Ophthalmology for the Surviving Company and Executive Director Strategy of Parent, without Executive’s consent, (ii) a material diminution of Executive’s duties and responsibilities in such positions or a material diminution of Executive’s authority with respect to such positions, as described in Section 2(b) hereof and otherwise set forth in the employment agreement referenced therein (assuming the parties execute such employment agreement), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Parent promptly after receipt of written notice thereof given by Executive, (iii) a breach by Parent of any material term of this Agreement or the employment agreement referenced in Section 2(b) (assuming the parties execute such employment agreement), or (iv) relocation of Executive’s principal place of work to a location more than thirty (30) miles from Executive’s address set forth in Section 11(e) below without Executive’s consent. Executive may treat a resignation from employment as termination for Good Cause only after (a) giving Parent written notice of the intention to terminate for Good Cause, (b) providing Parent at least 30 days after receipt of such notice to cure the conduct or action giving rise to Good Cause, unless, with respect to clause (i) and (ii), Executive reasonably determines that Parent’s conduct is egregious and has resulted in significant, irreparable harm to Executive, in which event, Executive may shorten the cure period or terminate his employment immediately, and (c) if applicable, Parent has failed to cure the action or conduct giving rise to Good Cause during the 30 day cure period.

(h) “MERGER” shall have the meaning set forth in the Merger Agreement.

(i) “PROPRIETARY INFORMATION” shall have the meaning set forth in Section 4(a).

(j) “REAR-OCULAR DRUG DELIVERY BUSINESS” shall have the meaning set forth in Section 3(b)(i).

(k) “RESTRICTED ACTIVITIES” shall have the meaning set forth in Section 3(b).

(l) “SURVIVING COMPANY” shall have the meaning set forth in the Merger Agreement.

2. EFFECTIVENESS.

(a) This Agreement shall enter into full force and effect as of the Effective Time. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and neither party shall have any rights or obligations hereunder.

(b) Parent represents that, prior to the Effective Time, it shall provide Executive with an employment agreement setting forth the material terms of his employment with Parent as of the Effective Time. Such employment agreement shall include, among other things, the following material terms: (i) a title Head of Research & Development Ophthalmology of the Surviving Company, responsible for duties typically associated with such position; (ii) a title with Parent of Executive Director Strategy, reporting directly to Parent’s chief executive officer, responsible for, among other things, the production of overall strategic business and development plans; (iii) a title of interim President of the Surviving Company, responsible for, among other things, ensuring effective communication among Parent business units particularly with respect to milestones and participation in the general management of Parent including regular meetings and discussions with Parent’s chief executive officer and chairman; (iv) a compensation package commensurate with other senior executives of Parent, which shall include, without limitation: (A) a base salary of $300,000 per year, (B) annual discretionary bonus eligibility on terms that are no less favorable than that which Executive was entitled as of the date of this Agreement, (C) entitlement to benefits that are no less favorable than those to which Executive was entitled as of the date of this Agreement, and (D) a grant of options to purchase capital stock in the Parent commensurate with other senior executives of Parent, including without limitation, subject to confirmation of Parent’s remuneration committee and shareholder approval, 500,000 options vesting as to half in 12 months and the balance in 24 months, subject to achieving milestones; (v) four (4) weeks paid vacation per calendar year; (vi) a principal work location located no more than thirty (30) miles from Executive’s address set forth in Section 11(e) below without Executive’s consent; and (vii) eligibility for severance and related post-termination benefits on terms no less favorable to Executive than those set forth in that certain Severance Agreement between Executive and Company dated February 20, 2004, as amended on August 17, 2004 (the “Severance Agreement”) and no greater than those set forth in that certain Change in Control Agreement between Executive and Company dated August 17, 2004 (the “Change in Control Agreement”), which shall supercede and/or terminate Executive’s entitlement to severance and related post-termination benefits pursuant to the Severance Agreement and the Change in Control Agreement. Parent and Executive agree to negotiate in good faith and use their reasonable best efforts to finalize the employment agreement consistent with the terms of this Agreement and the contracts referenced herein.

(c) If (i) Parent fails to offer Executive an employment agreement consistent with the requirements of Section 2(b), or Parent revokes such offer prior to the Effective Time for any reason and (ii), as a result of any of the above, Executive declines Parent’s offer of employment on or before the Effective Time, then (I) this Agreement shall be null and void and neither party shall have any obligations hereunder, and (II) both the Severance Agreement and Change in Control Agreement shall continue to be in effect as of the Effective Time.

(d) If (i) Parent offers Executive an employment agreement consistent with the requirements of Section 2(b) and (ii) Executive declines Parent’s offer of employment for any reason (other than his death or Disability), then (I) this Agreement shall continue in full force and effect as of the Effective Time and (II) the Severance Agreement but not the Change in Control Agreement shall continue to be in effect upon the Effective Time. Such declination by Executive shall be deemed a termination of employment with Parent by Executive for other than Good Cause under Section 3(b) below.

3. COVENANT NOT TO COMPETE.

(a) I understand that Parent is engaged worldwide in the development, production and commercialization of drug delivery and other products based on platform technologies. As of the Effective Time, I agree that I will not, during my employment with Parent, render (as a provider of services, consultant or otherwise) any services related to the business of Parent to anyone other than Parent.

(b) In the event of: (i) the termination of my employment with Parent (other than termination by reason of death or Disability) by me for any reason (whether voluntary on my part, or involuntary) other than Good Cause; or (ii) the termination of my employment with Parent (other than termination by reason of death or Disability) by Parent for Cause, I agree that for a period of twelve (12) months from the date of such termination, I will neither:

(i) engage directly for myself, or in conjunction with or on behalf of any person or entity, or otherwise own, manage, operate, control, acquire, hold any interest in, or participate in the ownership, management, operation or control of any person or entity engaged in the development, production or commercialization of systems for the delivery of therapeutic drugs to the tissues in the posterior segment of the eye (the “REAR-OCULAR DRUG DELIVERY BUSINESS”), nor

(ii) work for or become employed by or associated with (in any capacity, including without limitation officer, director, employee, partner, stockholder, owner, member, proprietor, consultant, investor, salesperson, co-owner, trustee, promoter, technician, engineer, analyst, agent, representative, distributor, supplier, lender, advisor or manager) any person or entity that is engaged in the Rear-Ocular Drug Delivery Business (the activities set forth in (i) and (ii) (as modified by the following paragraph) are collectively referred to as the “RESTRICTED ACTIVITIES”).

Notwithstanding the foregoing, Parent accepts that nothing in this Section 3(b) shall prevent Executive from and after the date six (6) months after termination of Executive’s employment from engaging in activities predominantly academic (and not commercial) in nature, including without limitation teaching, lecturing, writing and publishing articles or engaging in research; provided that (I) unless approved by Parent in writing or otherwise described below, Executive receives no compensation (including without limitation salary, benefits, bonus, profit sharing, dividends, commissions, gifts, gratuities, or any other payments, whether in cash or otherwise, present or future) whatsoever for such activities, other than reimbursement of expenses, for any period in which he is receiving severance payments from the Parent under this Agreement, his employment agreement with Parent or any other agreement between Executive and Parent, except where the payment of compensation is required by the academic institution and Executive agrees in writing to donate the full amount of such compensation to a registered charitable organization; and (II) in the course of engaging in such activities Executive does not breach his obligations under this Agreement, including without limitation any obligations under Sections 4 and 5 herein.

Within six (6) months after the termination of my employment for the reasons set forth above, Parent may at its sole discretion extend my obligations under this Section 3(b) for an additional twelve-month period; provided that in such a case Parent will pay me an amount equal to my annual base salary as of the date of termination, to be paid in equal monthly installments over such additional twelve-month period.

(c) In the event of the termination of my employment with Parent (other than termination by reason of death or Disability) (x) by me for Good Cause, or (y) by Parent for any reason other than for Cause, I agree that, at Parent’s option, exercisable by written notice given:

(i)	not less than 30 days after Parent receives notice of such termination by me hereunder; and/or

(ii)	at the time of such termination by Parent hereunder; and/or

(iii)	with respect to a follow-on notice to Executive, no later than six months after the termination of my employment with Parent hereunder,

for a period of up to twenty-four (24) months from the date of such termination, as specified in Parent’s notice or notices, I will not engage in any Restricted Activities; provided that in such case Parent will pay me an amount equal to 1/24th of $800,000 for each month in the period specified, which amount may be offset against any severance or other payments owed to me in connection with the termination of my employment as described in this Section 3(c). I understand that any payments made to me pursuant to the preceding sentence are made in consideration of my not engaging in any Restricted Activities or otherwise violating the terms of this Agreement, and that, in addition to any other rights or remedies available to Parent at law or in equity, Parent shall have the right to terminate such payments if, and only if, I engage in Restricted Activities during the specified period or otherwise violate the terms of this Agreement and such conduct continues following my receipt of written notice from the Company that describes the basis for the Company’s contention that I have engaged in Restricted Activities or otherwise violated the terms of this Agreement. I understand that the Company may provide more than one written notice to extend the noncompete period under this Section 3(c), provided that such notices are sent within the six (6) month period after the termination of my employment.

(d) My obligations under this Section 3 shall extend to all geographical areas of the world in which Parent, or any of its related companies, is offering its services, either directly or indirectly, through licenses or otherwise, during the time period specified in this Section 3.

(e) I further agree that while I remain employed by Parent and for the duration of any period during which I am prohibited from engaging in the Restricted Activities pursuant to this Section 3, I will not, on behalf of myself or any other person or entity, (i) compete for, or engage in the solicitation of, or attempt to divert or take away from the Company, Parent or any of their affiliates, any customer of the Company, Parent or any of their affiliates who has done business with the Company, Parent or any of their affiliates, as the case may be, during the period of my employment by Parent;

(ii) compete for, solicit or attempt to divert or take away from the Company, Parent or any of their affiliates, any prospective customer that has within the twelve (12) month period prior to such termination, expressed an interest in doing business with the Company, Parent or any of their affiliates and about which I learned during my employment with Parent; or (iii) hire or engage or attempt to hire or engage any individual, or attempt to induce an individual to terminate their employment or other service arrangement, who was an employee of or other service provider to the Company, Parent or any of their affiliates at any time during the twelve (12) month period prior to my termination from employment.

(f) Further, while I remain employed by Parent and for the duration of any period during which I am prohibited from engaging in the Restricted Activities pursuant to this Section 3, I shall not, directly or indirectly, make or cause to be made to any Person any disparaging, derogatory or other negative statement about the Company, Parent or any of their affiliates, including their businesses, products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers or directors. Similarly, during the period set forth in the preceding sentence, Parent shall not and shall not authorize or encourage any members of its Board of Directors or employees to directly or indirectly, make or cause to be made to any person any disparaging, derogatory or other negative statement about Executive, including the performance of his duties on behalf of the Company or the circumstances surrounding his separation from employment.

(g) I REPRESENT AND WARRANT THAT THE KNOWLEDGE, SKILLS AND ABILITIES I POSSESS ARE SUFFICIENT TO PERMIT ME, IN THE EVENT OF TERMINATION OF MY EMPLOYMENT WITH PARENT FOR ANY REASON, TO EARN, FOR A PERIOD OF UP TO TWENTY-FOUR (24) MONTHS FROM SUCH TERMINATION, A LIVELIHOOD SATISFACTORY TO ME WITHOUT VIOLATING ANY PROVISION OF SECTION 3 HEREOF, FOR EXAMPLE BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A PERSON OR ENTITY WHO OR WHICH DOES NOT COMPETE WITH PARENT AS DESCRIBED HEREIN.

4. PROPRIETARY INFORMATION.

(a) I agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company, Parent or any of their affiliates or their respective businesses, financial affairs or operations (collectively, “PROPRIETARY INFORMATION”) is and shall be the exclusive property of the Company, Parent or any of their affiliates, as the case may be. By way of illustration, but not limitation, Proprietary Information may include inventions, products, manufacturing and other processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, financial data, personnel data, computer programs, and customer and supplier lists. I will not disclose any Proprietary Information to others outside the Company, Parent or any of their affiliates, provided that my obligation not to disclose shall not apply to any information that (i) has become generally available to the public other than as a result of a breach by Executive of his obligations hereunder, (ii) may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or investigation or review by any governmental agency or authority and (iii) must be disclosed in order to comply with any law, order, regulation or ruling applicable to Executive. I will not use any Proprietary Information for any purposes other than my work for the Company, Parent or any of their affiliates, without prior written approval by the Board of Directors of Parent, either during or after my providing services. If I have any questions as to what constitutes Proprietary Information, I will consult with the Board of Directors of Parent or an individual designated by the Board of Directors for this purpose.

(b) I agree that all files, letters, memoranda, reports, records, data, sketches, drawings, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by me or others, which shall come into my custody or possession, shall be and are the exclusive property of the Company, Parent or any of their affiliates, as the case may be, to be used by me only in the performance of my duties for Parent. All such records or copies thereof and all tangible property of the Company, Parent or any of their affiliates in my custody or possession shall be delivered to Parent within ten (10) calendar days from the earlier of (i) a request by Parent or (ii) termination of my providing services to Parent. After such delivery, I shall not retain any such records or copies thereof or any such tangible property.

(c) I agree that my obligation not to disclose or to use information, know-how and records of the types set forth in paragraphs (a) and (b) above, and my obligation to return records and tangible property, set forth in paragraph (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company, Parent or any of their affiliates or suppliers to the Company, Parent or any of their affiliates or other third parties who may have disclosed or entrusted the same to Parent or to me in the course of Parent’s business with an expectation or understanding that such information was to be maintained as confidential.

5. DEVELOPMENTS.

(a) I will make full and prompt disclosure to Parent of all inventions, improvements, discoveries, methods, developments, products, processes, techniques, formulas, compositions, compounds, software, works of authorship and all ideas for trademarks, trade-names and the like, related in any way to the Parent’s current, planned or potential products or services, whether patentable or not and whether copyrightable or not, which are created, made, conceived or reduced to practice by me or under my direction or jointly with others during my employment by Parent, whether or not during normal working hours or on the premises of Parent (all of which are collectively referred to in this Agreement as “DEVELOPMENTS”).

(b) Except as hereinafter provided, I agree to assign and do hereby assign to Parent (or any person or entity designated by Parent) all my right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. I expressly agree that all of my Developments capable of protection under copyright laws shall be deemed and are works made for hire with the understanding that Parent shall own all of the exclusive rights to such developments under the United States Copyright Act and all international copyright conventions and foreign laws, and any successor laws thereto.

(c) I agree to cooperate fully with Parent, both during and after my employment with Parent, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. I shall sign all papers, including, without limitation, copyright applications, patent applications, trademark or service mark applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which Parent may deem necessary or desirable in order to protect its rights and interests in any Development.

6. CURRENT EMPLOYMENT; NO CONTRARY AGREEMENTS.

I hereby represent that I am not bound by the terms of any agreement with any current or previous employer or other party to refrain from using or disclosing any trade secret or confidential or Proprietary Information in the course of my employment with Parent or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that, and agree that, in the performance of my duties as a provider of services to Parent, I will not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by me in confidence or in trust prior to my employment with Parent, and I will not disclose to Parent or induce Parent to use any confidential or proprietary information or material belonging to any previous employer or others. I represent and warrant to Parent that I am not now under any obligation of a contractual nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement.

7. INJUNCTIVE RELIEF.

The restrictions contained herein are necessary for the protection of the business and goodwill of the Company, Parent and their affiliates and are considered by me to be reasonable for such purposes. I understand and agree that Parent will suffer irreparable harm in the event that I breach any of my obligations under this Agreement and that monetary damages will be inadequate to compensate Parent for such breach. Accordingly, I agree that, in the event of a breach or threatened breach by me of any of the provisions of this Agreement, Parent, in addition to and not in limitation of any other rights, remedies or damages available to Parent at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by me, or by my partners, agents, representatives, employers, employees and/or any and all persons directly or indirectly acting for or with me.

8. ACCOUNTING FOR PROFITS.

I covenant and agree that, if I shall violate any of my covenants or agreements under this Agreement, Parent, at its own expense, shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which I directly or indirectly have realized and/or may realize as a result of, growing out of or in connection with any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Parent is or may be entitled at law, in equity or under this Agreement.

9. NO EMPLOYMENT CONTRACT.

I understand that this Agreement does not constitute a contract of employment and does not imply that my employment will continue for any period of time.

10. ENFORCEABILITY AND SCOPE.

In the event that any Section of this Agreement, or any provision of any such Section, shall for any reason be held to be wholly invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other Section hereof, or any other provision of an affected Section, and this Agreement shall be construed as if, and enforced as fully as if, such invalid, illegal or unenforceable Section or provision had never been contained herein. In the event any Section, or any provision thereof, is found to be partially invalid, illegal or unenforceable (on the ground, for example, that it is excessive in scope), then such Section or provision shall be enforced to the extent not invalid, illegal or unenforceable, and its partial invalidity, illegality or unenforceability shall not affect any other Section or provision of this Agreement. If any restriction set forth in Section 3 above is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, such restriction shall be interpreted to extend only over the maximum period of time, maximum range of activities or maximum geographic area as to which it may be deemed to be enforceable.

11. GENERAL.

(a) This Agreement supersedes all prior agreements, written or oral, between me and Parent relating to the subject matter of this Agreement, except for the the Change in Control Agreement and the Severance Agreement, which are referenced herein. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and Parent. I agree that any change or changes in my duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(b) This Agreement will be binding upon my heirs, executors and administrators and will inure to the benefit of and be binding upon Parent and its successors and assigns.

(c) No delay or omission by Parent in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Parent on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(d) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company, Parent or any of their affiliates to whose employ or other service providing arrangement I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Any notices required or permitted to be sent under this Agreement shall be effective when delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to Parent:

pSivida Limited

Level 12, BGC Centre

28 The Esplanade, Perth

WA 6000 Australia

GPO Box 2535

Perth, WA 6831

With a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY 10178

Attn: Lawrence Goodman, Esq.

If to Executive:

Paul Ashton

19 Brimmer Street

Boston, MA 02108

Either party may change its address for receiving notices by giving notice to the other party.

(f) This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts.

I ACKNOWLEDGE AND UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO

COMPETE WITH PARENT OR TO DISCLOSE AND USE PARENT’S PROPRIETARY INFORMATION OR

DURING AND AFTER MY EMPLOYMENT.

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT CAREFULLY AND I

UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, I have executed this Agreement under seal as of this 3 day of October, 2005.

/s/ Paul Ashton
Paul Ashton

ACKNOWLEDGED AND AGREED:

PSIVIDA LIMITED

By:	/s/ Gavin Rezos
Name:	Gavin Rezos
Title:	Managing Director

Exhibit C

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the Employment Agreement between myself and pSivida Corp. (the “Company”) dated as of October 31, 2008 (the “Agreement”), which benefits are subject to my signing of this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, the Subsidiary (as defined in the Agreement), its other subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or the Subsidiary or any of its other subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement, (ii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, Constitution, By-Laws or other governing documents of the Company or the Subsidiary, and (iii) any claim that I have related to any failure by pSivida Limited to register “Registrable Securities” pursuant to Section 4 of the Registration Rights Agreement, dated as of December 30, 2005, by and among pSivida Limited and certain securityholders of Control Delivery Systems, Inc.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

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